Exhibit 99.2
LIPPERT HEILSHORN & ASSOCIATES
Moderator: Jody Cain
04-24-08/4:00 pm CT
Confirmation #43265398

LIPPERT HEILSHORN & ASSOCIATES
Moderator: Jody Cain
April 24, 2008
4:00 pm CT

Operator:	Welcome to the Endologix, Incorporated First Quarter 2008 Financial Results conference call. At this time all participants are in a listen-only mode. Following management’s prepared remarks we’ll hold a question and answer session. To ask a question please press Star followed by 1 on your touchtone phone. If anyone has difficulty hearing the conference, please press Star 0 for operator assistance. As a reminder this conference is being recorded today, April 24, 2008. I would now like to turn the conference over to Ms. Jody Cain. Please go ahead ma’am.

Jody Cain:	This is Jody Cain with Lippert Heilshorn & Associates. Thank you for participating in today’s call. Joining me from Endologix are Paul McCormick, President and Chief Executive Officer, and Bob Krist, Chief Financial Officer.

Earlier this afternoon Endologix issued a press release announcing financial results for the 2008 first quarter. If you have not received this news release or if you’d like to be added to the company’s distribution list please call Lippert Heilshorn in Los Angeles at (310) 691-7100 and speak with Amy Higgins. This call is also being broadcast live over the Internet at www.endologix.com

LIPPERT HEILSHORN & ASSOCIATES
Moderator: Jody Cain
04-24-08/4:00 pm CT
Confirmation #43265398

and a replay of the call will be available on the company’s web site for the next 14 days.

Before we begin I would like to caution listeners that comments made by management during this conference call will include forward-looking statements within the meaning of federal securities laws. These forward-looking statements involve material risks and uncertainties. For a discussion of risk factors I encourage you to review the Endologix annual report on Form 10-K and subsequent reports as filed with the Securities and Exchange Commission.

Furthermore the content of this conference call contains time sensitive information that is accurate only as of the date of the live broadcast, April 24, 2008. Endologix undertakes no obligation to revise or update any statements to reflect events or circumstances after the date of this call. With that said I would like to turn the call over to Paul McCormick. Paul?

Paul McCormick:	Thank you Jody and I’d like to extend my thanks to each of you for joining us this afternoon. Today we are reporting Powerlink System product revenue for the first quarter of $8.3 million, a 33% increase from $6.3 million in the first quarter of 2007 and a 5% increase sequentially. This is our 13th consecutive quarter of domestic sales growth on record quarterly revenue. Our international revenue grew 30% compared with the first quarter of 2007.

U.S. Powerlink System sales were $6.8 million, a 34% increase over the first quarter of 2007 and up 2% from the fourth quarter in which we reported strong domestic revenue making for a somewhat difficult comparison. As discussed in the past calls we expect the rate of growth to fluctuate from quarter to quarter which is why we provide annual guidance.

LIPPERT HEILSHORN & ASSOCIATES
Moderator: Jody Cain
04-24-08/4:00 pm CT
Confirmation #43265398

In reviewing the first quarter January and February were relatively slow sales months yet March was a record sales month for Powerlink implants and that trend has continued into April. Among the factors we believe influenced first quarter revenue is our strategy to continue to refine our sales force.

As previously announced, our corporate goal is to become cash flow positive later this year. Succeeding at this goal is based on establishing cash flow positive territories. This requires a continued effort on recruiting and training to ensure each sales representative is capable of achieving his or her revenue objectives.

In the first quarter, we placed — we replaced sales representatives in 5 of the 45 sales territories that were covered at the start of the 2007 fourth quarter. As of May 1 we have 49 covered territories including 10 reps with more than 24 month tenure, 15 reps with between 12 to 24 month tenure, and 24 with less than 1 year tenure.

Importantly we are affirming our expectation to meet our revenue objective this year of between $39 million to $43 million representing a 44% to 59% growth compared with 2007.

As a brief update on Japan we announced earlier this month the Powerlink System was granted reimbursement approval by the Japanese authorities and reported that the first two Powerlink System implants were performed. As of today we have a total of 10 cases scheduled at five hospitals in Japan during the month of April.

As a reminder the Japanese ELG market is expected to reach $40 million in sales by 2010, according to the Millennium Research Group. We are off to a

LIPPERT HEILSHORN & ASSOCIATES
Moderator: Jody Cain
04-24-08/4:00 pm CT
Confirmation #43265398

solid start in Japan and expect uptake for the Powerlink System to increase over time as more physicians in that country gain experience with our system.

Before I turn the call over to Bob Krist to review our financial performance I would like to briefly discuss our best in class clinical data that we believe is based on the Powerlink’s proprietary unibody design. Six year follow-up data from patients who participated in our pivotal clinical trial have produced outstanding results with 97.9% freedom from AAA related death; no reported aneurysm ruptures; only one light conversion that was at one-year post procedure; no graft material failures; and no stent fractures.

We believe that our strong clinical data reassured clinicians on the longer-term reliability of the Powerlink System and we intend to continue updating, presenting, and publishing this long term clinical data. At this time I would like to turn the call over to Bob.

Bob Krist:	Thanks Paul and good afternoon to all. Powerlink System product revenue for the first quarter was $8.3 million which represented a 33% increase from $6.3 million in the first quarter of 2007 and a 5% sequential increase over the fourth quarter of last year. Domestic product sales increased by 34% to $6.8 million from $5.1 million last year. This year-over-year increase was driven by a 15% increase in the number of covered sales territories and by a 16% increase in average sales productivity per territory.

International sales for the quarter were $1.5 million, up 30% from $1.1 million in the prior year first quarter and up 25% from $1.2 million in the fourth quarter of 2007. International sales in the quarter included $364,000 of stocking orders to Cosmotec, our distributor in Japan. I should also note that we recorded a comparable initial stocking order to LaMaitre Vascular in Europe during the first quarter of 2007.

LIPPERT HEILSHORN & ASSOCIATES
Moderator: Jody Cain
04-24-08/4:00 pm CT
Confirmation #43265398

Gross margin was 70% of total revenue in the first quarter and this was up from 59% in the prior year quarter and up from 64% for the fourth quarter of last year. We have now realized about 13 of the 15 to 18 margin point improvement relative to the second quarter of 2007 that we expected from in-house production of our graft material.

We expect to reach the lower end of our margin guidance range which is 71% to 75% for the full year in this current second quarter and we anticipate additional gradual margin improvement from there toward the upper end of that range over the balance of 2008.

Total operating expenses were $9.6 million in the first quarter compared with $8.4 million in the prior year quarter. That represents a 14% increase compared to the prior year first quarter, a period over which domestic revenues grew by 34%. Sales and marketing expense increased by 12% while the number of covered sales territories increased by 15%.

G&A expense increased significantly and largely due to a sharp increase in legal fees in response to the previously reported patent challenge by Dr. Harrison Lazarus and an action by Cook Medical regarding the hiring of its former sales representatives. Both of these matters are ongoing and while we expect the amount of additional expense to be less significant in future quarters, it is difficult to forecast with a high degree of confidence.

Total stock option expense in the first quarter was $570,000 compared with $513,000 in the 2007 first quarter. The financial statement line item breakdown for the 2008 charge was $79,000 charged to cost of sales; $59,000 charged to R&D; $227,000 charged to sales and marketing; and $205,000 charged to G&A.

LIPPERT HEILSHORN & ASSOCIATES
Moderator: Jody Cain
04-24-08/4:00 pm CT
Confirmation #43265398

Interest income was $80,000 in the quarter compared to $248,000 in the first quarter of 2007.

So overall the net loss in the first quarter of 2008 was $3.7 million, or 9 cents per share, which compares with a net loss of $4.4 million, or 10 cents per share for the first quarter of 2007. Per share stock option expense equaled 2 cents in the first quarter of 2008, compared with 1 cent in the comparable quarter last year.

During the first quarter accounts receivable days sales outstanding averaged 53 days including both domestic and international accounts and was at 52 days at quarter end. Inventory turnover improved by 30% to 1.4 times at the end of the quarter compared to 1.1 times at March 2007.

And total cash and marketable securities at quarter end was $7.8 million compared with $9.2 million as of December 31 of last year; therefore the cash burn in the first quarter was a net $1.4 million. However normalizing for the effect of our year end bonus and annual audit fees, the average monthly burn rate in the quarter was under $300,000.

And given the leverage we enjoy of converting each new dollar of revenue into cash we continue to expect that our currently available cash together with our $5 million revolving credit line will provide ample cash and working capital flexibility for Endologix to achieve sustainable positive cash flow from operations in the second half of 2008. With that I’ll turn the call back to Paul.

Paul McCormick:	Thanks Bob. During our fourth quarter call in February, we reviewed our clinical programs in depth. Let me quickly update you on our progress. Earlier this quarter we met our objective of submitting a PMA supplement for our

LIPPERT HEILSHORN & ASSOCIATES
Moderator: Jody Cain
04-24-08/4:00 pm CT
Confirmation #43265398

superenal Powerlink Bifurcated System. This study includes super renal bifurcated devices in 25, 28, and 34 millimeter diameters and cuffs of the same sizes.

We estimate receiving FDA marketing approval in the third quarter and are looking to launch a Powerlink System capable of treating up to a 32 millimeter aortic neck before year end. Approximately 10% to 15% of all potential candidates have aortic necks greater than 26 millimeters in diameter.

Earlier this month we were pleased to obtain FDA marketing approval for limb extensions which permit physicians to utilize the Powerlink System to treat a new set of patients — those with AAA and concomitant iliac artery aneurysms. This rapid approval permits us to launch these extensions a full four months sooner than we expected.

Before opening the call to questions I would like to affirm our financial guidance for 2008. As announced in January we expect total product revenue in 2008 to range from $39 million to $43 million. This represents a growth of 44% to 59% compared with total product revenue in 2007. We expect our 2008 gross margin to be in the 71% to 75% range, an increase of 900 to 1300 basis points over 2007.

Operating expenses for 2008 are expected to range from $35 million to $39 million representing an increase of just 6% to 18% over 2007. It should be noted that we estimate $5 million to $5.5 million in non-cash expenses. We expect that most of the increase in cash operating expenses this year will be primarily in sales and marketing.

Additionally we are affirming our belief that our financial resources are sufficient to support our sales force and our current R&D activity and as Bob

LIPPERT HEILSHORN & ASSOCIATES
Moderator: Jody Cain
04-24-08/4:00 pm CT
Confirmation #43265398

mentioned to see us through to becoming cash flow positive from operations in 2008.

In closing, we are making excellent progress towards our goal of leadership in this fast growing AAA market. We expect to benefit from the increased tenure of our sales representatives and are highly encouraged by the quality of professionals we are attracting to our sales team.

In addition we expect a limited introduction of the next generation delivery system, the Visiflex IS, in the U.S. in the fourth quarter of this year. We expect in the current quarter to gain a full impact and benefit of in-house ePTFE material manufacturing which is already dramatically lowering our cost of goods and increasing gross margin. We continue to be enthusiastic about our distribution partners for the Powerlink System in key European markets as well as in Latin America and we are very excited about early progress with our Powerlink System launch in Japan.

We are well positioned for future growth in market share gains. We have the best in class clinical data to support Powerlink System usage and we are developing a cutting edge technology that will be introduced this year to further simplify our minimally invasive AAA procedure. With that said I’d like to thank you for your attention and open the call for your questions. Operator?

Operator:	Ladies and gentlemen, if you wish to register for a question for today’s question and answer session you will need to press Star then the number 1 on your telephone. If your question has been answered and you wish to withdraw your question you may do so by pressing the Star then the number 2. If you are using a speakerphone please pick up your handset before entering your request. Again we request that if you have pressed Star 1 to ask a question

LIPPERT HEILSHORN & ASSOCIATES
Moderator: Jody Cain
04-24-08/4:00 pm CT
Confirmation #43265398

before this time please press it once more to ensure you enter into the queue. One moment please for the first question.

Paul McCormick:	While we’re waiting for the first question I would like to inform you that we’ll be holding our annual stockholder’s meeting on Thursday, May 22, at 8:00 a.m., here at our Irvine corporate office. We would enjoy meeting with you in person should you be able to attend.

In addition we’ll be exhibiting at the upcoming Society for Vascular Surgery meeting in San Diego June 5 through June 8. Operator we’re ready for the first question.

Operator:	Our first question comes from Shawn Fitz with Stephens.

Scott Gleason:	This is Scott Gleason for Shawn Fitz.

Paul McCormick:	Hello?

Scott Gleason:	You guys showed continued nice gross margin expansion in the quarter. Just trying to get a little better feel for when you get to the top end of the range. Is that something we might see by Q4 this year or something we should expect you guys to continue to move towards into ‘09?

Bob Krist:	Scott, I’ll go ahead and take that one, this is Bob. We expect to be solidly in that range overall for 2008 and would expect to be in the upper end of that range by the end of the year.

Scott Gleason:	Okay great. Looking at domestic revenues it looks like they were up nicely year over year but growth was flat sequentially. Is there an explanation for

LIPPERT HEILSHORN & ASSOCIATES
Moderator: Jody Cain
04-24-08/4:00 pm CT
Confirmation #43265398

this? Was this kind of an impact from the Cook injunction? How should we think about that?

Paul McCormick:	Yeah, you know, as we’ve seen and discussed in the past domestic sales growth in any two sequential quarters may vary. The number and the tenure of feet on the street, you know, the fact that those are elective cases which may be delayed or moved up, you know, can affect sequential sales growth. And frankly that’s why we give annual guidance as we’ve reaffirmed, we’ve reaffirmed our guidance for this year.

You know, although, you know, January and February were somewhat soft in comparison, you know, we did have a record March and that trend is continuing through April. So I think it’s a combination of things. I wouldn’t put it so much on the Cook injunction in the respect those are relatively new reps although, you know, it can have a modest impact perhaps.

You know, these are — as I mentioned they are elective procedures and, you know, sometimes people with deductibles, you know, want to get their procedures done early so maybe there’s a little bit of that in there. So I think it’s a combination of factors and, you know, we had a very strong fourth quarter. So again that’s — when you’re looking at this level of sales and these kind of average selling prices, a movement of cases forward or back can have an impact.

Scott Gleason:	Okay, staying with guidance, it looks like revenue growth guidance for the year is — exceeds kind of 1Q year over year growth. I know you talked about the acceleration you saw in March and into April. Your confidence in reaffirming guidance — is that solely a factor of that acceleration you’ve seen in March or are there some other factors?

LIPPERT HEILSHORN & ASSOCIATES
Moderator: Jody Cain
04-24-08/4:00 pm CT
Confirmation #43265398

Paul McCormick:	Well it’s not only that acceleration but new products towards the latter part of this year. You know, we’re still going to bring on a couple more headcount. It really is some of the increasing tenure of the reps. So it’s a combination of factors that gives us that confidence because again, the nice thing about our model is that you’re basically bringing in product that’s getting used so we’re never battling inventories that we’ve sold in prior periods. So it’s really a function of getting a sense of uptake of the technology and physicians finding a role for the Powerlink in their practice.

Because, you know, as we’ve talked on this in the past for those that may not have been following the company that long, you know, most physicians, primarily vascular surgeons, some radiologists, some cardiologists, they will use a combination of devices.

It’s not as if you have one account that’s a Powerlink account or a physician who’s only a Powerlink user. They have a personal calculus on different anatomies and to what extent they even do endoluminal grafting. So our confidence comes from what we see in the field and some of the other products that are coming down the pipe.

Scott Gleason:	Okay and then last question, just trying to get a little better handle on the Cook injunction.

Paul McCormick:	Sure.

Scott Gleason:	What’s the percentage of revenues that’s exposed to these four territories that are impacted by this injunction?

Paul McCormick:	It’s negligible because most of these are all new people.

LIPPERT HEILSHORN & ASSOCIATES
Moderator: Jody Cain
04-24-08/4:00 pm CT
Confirmation #43265398

Scott Gleason:	Okay, I appreciate it guys.

Paul McCormick:	You bet.

Operator:	Our next question is from Robert Cvengros with Next Generation Research.

Paul McCormick:	Hey Bob.

Robert Cvengros:	Some of the growth outside the ...

Paul McCormick:	Bob?

Robert Cvengros:	Yes?

Paul McCormick:	Was there a first part of that? We missed some of what you may have been saying.

Robert Cvengros:	Oh sorry about that.

Paul McCormick:	That’s all right.

Robert Cvengros:	I’m just trying to get my arms around some of the growth outside the United States. I noticed that domestic growth roughly flat to slightly up roughly 2% and then subsequently European or outside United States growth was up pretty substantially in comparison sequentially.

And I’m just trying to figure out what percentage of those are actually — you mentioned — stocking orders and more growth. Would it be for modeling purposes would it be appropriate for me to assume that domestic growth and

LIPPERT HEILSHORN & ASSOCIATES
Moderator: Jody Cain
04-24-08/4:00 pm CT
Confirmation #43265398

European growth were more or less in line and the residual were stocking or how should I work with that?

Paul McCormick:	You know, as we’re talking on gross dollars, clearly domestic growth is going to be much larger because we’re selling at the end product and — or the end customer and in Europe, you know, we’re selling at — and Japan we’re selling at a transfer price that, you know, may be 1/3 to 1/2 of what we sell in the U.S. so from that standpoint it can be hard to model.

If you look at our growth year over year as Bob had mentioned earlier, although we had a stocking order from Japan and, you know, a fairly modest one, we had a comparable stocking order from LaMaitre in Q1 of last year. So to a certain extent that offsets it which means that everything else would represent maybe not all usage. You know, some inventories may have increased slightly. But in general that is the growth of usage going in those areas. So I think as long as you model out $39 million to $43 million for the year you should be in pretty good shape.

Robert Cvengros:	Okay. With respect to some of the stocking orders, the stocking orders for both Japan and I guess some of the Europe, have you had some orders beyond the initial stocking orders?

Paul McCormick:	Well yeah, I mean, actually Japan ordered a small one afterwards. They’re doing cases. You know, as we’re talking right now they’ve done some more cases. They ran their first training program at the Tokyo Medical Center, they had some 29 physicians there. And so the — as our groups in Japan are going forward the idea is to train roughly 40 to 50 hospitals, 50 to 60 physicians by the end of the year. So yeah, I don’t — these are not stocking orders that are going to carry them very far because they are building on the usage side.

LIPPERT HEILSHORN & ASSOCIATES
Moderator: Jody Cain
04-24-08/4:00 pm CT
Confirmation #43265398

Robert Cvengros:	Okay, got it. And it sounds like they’re — when you mentioned that January and February some cases got pushed out it sounds like there’s visibility within a pipeline for procedures.

Paul McCormick:	Yeah we have probably a visibility of 30 — well I’m not saying that January and February got pushed out. The question is did things get pushed up in Q4 and pulled in. You know, as people potential, you know, as some people have deductibles, you know, they’re looking to get procedures done earlier. So that was more of the point.

But we probably have visibility of, you know, 30 to 40 days. What has been very positive is as our reps get more tenure the number of cases that get added mid-month has increased. So in the past we may have started the month with X and we know we’d get to, you know, 1.8X. Now we’re seeing we start with X and we may be getting to, you know, 2.2 or more X.

And a lot of that comes from the more reps we have out there doing cases the best time to get the next set of cases is coming out of a successful case because in essence all the reps are competing for the CT films that are back in that physician’s office. And that’s where the process really starts, to get your devices signed to that specific case due to the anatomy or the challenges of the case. So that’s actually been a very positive thing as we’re going forward so we do have some visibility.

Robert Cvengros:	Got it, and in respect to that I remember last call was I think five or six of the reps that were of the ten reps that were hired had previous experience and it sounds like there’s been a little bit of turnover as of recently for some of the territories. And I was wondering, of the reps that have been added, do they have experience similar to what was going on with the previous reps?

LIPPERT HEILSHORN & ASSOCIATES
Moderator: Jody Cain
04-24-08/4:00 pm CT
Confirmation #43265398

Paul McCormick:	Yeah it’s been pretty much a mixed bag. We have a training program going on now and I’d say more than half of them have AAA experience. Now the challenge is sometimes you need to work around geographies. You know, we do — for instance we have an injunction with Cook, you know, or any other company that has a non-compete. You know, we’ll always fully comply, you know, with the law.

But typically that allows you to move geographies around as long as they’re not calling on past customers. So sometimes depending on the situation you will be able to bring on somebody that has AAA experience but maybe a different customer set or there may have been a subsequent job between when they worked for one of our competitors that they came on ours and the non-compete is no longer, you know, in effect. So it’s kind of a mix and match that way.

Robert Cvengros:	Got it. Now just and finally I know that Medtronic had some issues with their device and they received an FDA letter and I was just interested in finding out has that had any impact upon the overall space?

Paul McCormick:	Well, you know, we’ve had a small number of reports of rep/physician conversations on this topic. But the letter was issued late in Q1 and it’s really too late to have any meaningful short-term effect. You know, for those that may have not seen or heard it, the Aneurex device was the subject of a public health notification that was sent out to physicians and is on the FDA web site.

You know, our understanding of the situation is that back in 2006 Medtronic had received a warning letter from the FDA that they were deficient in their post marking surveillance as required by the FDA approval for the Aneurex. They rectified that reporting problem over the ensuing months. They

LIPPERT HEILSHORN & ASSOCIATES
Moderator: Jody Cain
04-24-08/4:00 pm CT
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submitted the data which resulted in an increased rate for aneurysm related death which prompted the public health notification.

You know, clearly this letter is device specific and so Bob I don’t think there’s any sentiment by physicians to perform more open repair. And in fact we touched about it on the last call, there was a recent paper published in the New England Journal of Medicine that reviewed more than 45,000 patient records which reinforced the increasing trend towards minimally invasive.

I think the major take away from this public health notification is that post operative patient surveillance is critical and it suggests that no physician should be comfortable with their own anecdotal results. We believe that this may prompt physicians that have been using the same device for the past ten years to rethink their clinical strategy and be open to newer technologies.

And anything that challenges complacency and focuses the debate on long term clinical efficacy is really good for the Powerlink. So kind of a long winded answer — no short term impact but maybe a mild positive longer term for Endologix.

Robert Cvengros:	Got it, and just finally quick ones here, ASP, no erosion of that?

Paul McCormick:	No sir.

Robert Cvengros:	Okay in addition, of the 10 cases scheduled, those would be — I would assume that those are with different physicians or a singular physician?

Paul McCormick:	Yeah they’re over at five hospitals so there will be some mix and match to allow more physicians to see more cases.

LIPPERT HEILSHORN & ASSOCIATES
Moderator: Jody Cain
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Robert Cvengros:	Got it, and these physicians are ones that have never conducted a AAA EVAR?

Paul McCormick:	No no, the nice thing about it is we’re going to — because we ran a trial in Japan we start with physicians who have experience at least with Endologix. We had been with our distributor bringing them over to Germany to get updated because after you finish a clinical trial in Japan you stop doing cases. There’s no Phase 3 as we see in the U.S.

So we’re going in basically with, you know, 5 to 8 physicians who once they do a couple of cases will be considered proctors over there. Then they can reach out to the 40 or 50 other hospitals and 50 or 60 other physicians who will want to learn.

So we did our first workshop two days ago. Twenty nine physicians attended. They got to see a couple of live cases and also work in the models. So we’re well on our way. Cosmotec, our distributor over there, is doing a very good job in controlling our launch.

Robert Cvengros:	Excellent, thank you very much for letting me ask the questions.

Paul McCormick:	Absolutely, thanks Bob.

Operator:	Our next question is from John Putnam with Dawson James Securities. Please go ahead with your question.

John Putnam:	Well, you know, sticking on the competitive landscape, I guess Medtronic just recently got FDA approval here in the U.S. for Talent. How do you think that changes the market dynamics or does it?

LIPPERT HEILSHORN & ASSOCIATES
Moderator: Jody Cain
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Paul McCormick:	Great question. You know, and first let me say it’s always a mistake to underestimate the strength of the Medtronic sales and marketing group. You know, they really are top notch. But let’s review what we know about the technology and some of you may know and let me give the background for anybody who doesn’t know where the device came from.

You know, in 1996 Medtronic acquired a private company Aneurex as their entry into the AAA stent graft. At the same time a coronary stent company named Arterial Vascular Engineering or AVE acquired World Medical. The manufacturer of the Talent system was looking — or AVE was looking to diversify its product offerings by picking up AVE or by picking up World Medical. So World Medical was selling Talent device outside the U.S. for years and in 1999 Medtronic acquired AVE for their coronary stent and simultaneously inherited the Talent.

You know, both the Aneurex and Talent devices are modular stent grafts with (unintelligible) stents and polyester graft material. Neither have hooks or barbs for active fixation with both relying on radial force to inhibit migration. Since both technologies have been around for more than a decade, the Talent perhaps even longer than the Aneurex, it might be a stretch to refer the Talent — to refer to it as a new or next generation device.

So, you know, its impact in the marketplace short term is unclear. Our expectation is they’ll launch it probably mid-year in the U.S. We’re not sure how they’re going to differentiate the Aneurex and Talent but we believe that Talent will have approval for devices capable of treating large aortic necks than the Aneurex. So, you know, perhaps their focus will be on physicians utilizing the Cook Zenith for those anatomies.

LIPPERT HEILSHORN & ASSOCIATES
Moderator: Jody Cain
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But that strategy may require some work. You know, in a published report in September of 2007 in the European Journal of Vascular and Endovascular Surgery, it published the first direct comparison of Zenith and the Talent stent grafts and compared them in secondary procedures and mortality. The data was compiled in the UK, a market where both devices have been available for years and it was data from the EVAR 1 and EVAR 2 clinical trials.

The authors reported no significant differences in the performances of the two endo grafts but the direction of results was slightly in favor of patients with Zenith versus Talent endo grafts. The study also documented that the Zenith was utilized much more frequently than the Talent. This suggests that Talent may not provide any more clinical utility to devices currently available.

You know, as we — , John, as we think about it vis a vis the Powerlink, you know, the Talent has the same limitations as any modular system. The Talent like the Aneurex relies on radial force fixation while the Powerlink takes advantage of anatomical fixation. The Talent may require significantly larger delivery catheters to treat large aortic necks which may limit its impact. Again in the short run you never want to underestimate the Medtronic sales group with a new story to tell, yet the approval of the Talent does not cause us to rethink our sales strategy or our revenue guidance.

John Putnam:	Thanks Paul.

Paul McCormick:	You bet, John.

John Putnam:	What about — what do you think your market share in the U.S. may be now?

Paul McCormick:	You know, based on kind of the estimates for the Millennium Research Group it’s probably in the neighborhood of 8% at this stage. A little tough to tell who

LIPPERT HEILSHORN & ASSOCIATES
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it’s coming from in the respect that two of the companies don’t report, you know, their sales. So it’s probably in that neighborhood.

But when you think about it the number of hospitals we’re in, we’re probably only in, you know, 1/3 of those hospitals. So as we build the alpha sales group and can tackle broader number of hospitals, you know, we’re clearly above 8% in the hospitals that we’re selling the product.

John Putnam:	Right, now turning on the sales force, what are your plans over the year end term to add people? Where would you like to be, let’s say, you know, one or two quarters out?

Paul McCormick:	Well John, you’ve been following the company for a long time but let me take a step back for those that have followed the company for not as long.

John Putnam:	Are you saying I’m old?

Paul McCormick:	You’re good looking. You know, but, you know, we started back in early 2005 and we began really with a focused launch of just a handful of reps. And that first phase was focused on making the transition to a commercial medical device company. You know, the second phase focused on building out our sales and marketing group and really to begin to establish a national presence. In addition we wanted to determine any product improvements, new products necessary to become a leader in the AAA stent graft market.

You know, in our current context of turning cash flow positive our plan was to begin the year with 49 to 50 sales representatives and as of May 1 we have 10 reps with greater than 24 months tenure, 15 between 12 and 24 months, and 24 reps with less than a year of tenure. As we look at this the sales and marketing investments are significant for implantable device companies and

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can have lengthy payback periods and we’re trying to balance out those investments.

Having said that, as we head towards the end of 2008 we’re going to be introducing a number of new and exciting products like the 34 millimeter devices that will expand the clinical utility for the Powerlink as well as introduce products such as the Visiflex IS which we believe will accelerate the learning curve for newly hired representatives.

I think the combination of the expanding indications and the accelerated clinical training can significantly reduce the payback period for sales and marketing investments and by dramatically improving productivity it will permit the company to begin our next phase of its growth with the next expansion of headcount and we’ll evaluate that as we get into Q4 of this year. But as we can bring down that payback period per rep based on our margin, there is great incentive to begin an acceleration as we go into this next phase.

John Putnam:	Thanks Paul.

Paul McCormick:	You bet.

Operator:	Once again ladies and gentlemen, as a reminder, to register for a question please press Star then the number 1 on your telephone. Our next question is from Bob Pool with Bricoleur Capital.

Bob Pool:	Bob.

Paul McCormick:	Hey Bob.

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Bob Pool:	Okay Paul, you know, it’s been a while since you’ve done this but in light of people maybe being a little bit disappointed with domestic sales, what — can you give some more specificity about this sort of January, February, March, April sort of sales trend? You used to give out numbers like that and I know you probably don’t love to do it but under the circumstances would you be willing to do it this time?

Paul McCormick:	No but let me tell you. If you look at our business there was the — January and February as I mentioned were modest months. Still good but, you know, modest as far as in comparison to growth. And all I can tell you is at this stage March was a record month for the company and our expectation is April will beat that. And a lot of this is again street on the feet, there may have been some, you know, pull up of cases in Q4, that’s unclear, but we’re very excited about what’s happening in the field.

Bob Pool:	Okay, selling and marketing expenses and G&A jumped up from Q4. Historically we’ve kind of seen that in both of those numbers in the first quarter. What are the sort of drivers of those?

Bob Krist:	This is Bob, Bob. Well as to the G&A number, the pattern that you mentioned, Q1 being one of the higher quarters, that’s really a function of the annual audit and the 404 review and that is all clustered around the last month or so of the fourth quarter and the first two or three months of Q1. So, you know, we have annual audit expenses in the $500,000 range and they’re concentrated into, you know, that three or four month period of time.

And then as I touched on in my prepared remarks, we had a really significant spike in legal fees as a result of these couple of matters that were discussed. You know, in a normal just business as usual kind of mode that number might be $100,000 or so in a quarter and this quarter it was north of $500,000.

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So whil e both those matters are still going on we think that those costs were at their peak during that period so it will have a lesser impact in continuing quarters. But that pretty much explains the bump in the G&A cost. For example the year over year headcount is exactly flat. The year over year personnel related costs are exactly flat and it’s really a function of that normal timing pattern as to the audit and that spike as to the legal fees.

And as to the sales and marketing, you know, it’s — you have this normal pattern of growth as it relates to the number of covered territories as well as in the first quarter this year we did hold our national sales meeting which we did not have a sales meeting in 2007. So that’s one additional factor that contributed to Q1 there.

Bob Pool:	Okay, Paul back on your sort of sales guidance for a second. I mean, it’s the low end — to the low end of your sales guidance for the year. You have to do about $30.7 million for the rest of the year and in the last three quarters of last year you did — is that — yeah you did about $20.8 million. So that’s — you’re sort of calling for 48% sort of growth through the last three quarters. Where do you think that comes from, you know, given the start you’ve gotten off to?

Paul McCormick:	Well, you know, the start is probably more focused on January and February. You know, we see what’s happening, we know it happened in March. We had a record sale in March. We’ll beat that again in April. We’re seeing, you know, more physicians looking to utilize the technology a little more broadly. We’re starting to get into hospitals that we hadn’t been in before. And again you’re looking at - when you’re looking at a $12,000 disposal roughly, something in that neighborhood, you know, the revenue mounts up pretty quickly.

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Now we’ll have 49 reps with a number — half of them with significant tenure. I think if you figure out the number of cases per rep per month it’s pretty modest in the big picture. And, you know, we have growth coming out of international and Japan will be adding to it. You know, things have — so we’re very bullish on it.

Bob Pool:	Okay well I’ve got to give you the benefit of the doubt Paul because in the past you’ve been very accurate in your annual forecasts so I guess I don’t have a reason to think you won’t be accurate again. But, you know, I guess we’re just a little behind here.

You know, on a sort of a different note, you know, over the last, I mean, you’ve done a great job over the last three years. I mean, you’ve increased sales probably if you hit your numbers this year by, you know, five times or so over the last three years.

Paul McCormick:	Is this all because it’s my birthday tomorrow? Is that why you’re saying all these things?

Bob Pool:	Well I guess my last couple of questions weren’t birthday questions but stepping back for a second. You know, you’ve quintupled sales over three years, you did a nice, you know, brilliant thing with the — bringing the ePTFE in-house and getting your gross margins up, you know, like I’ve never seen anybody get their gross margins up before. Yet, you know, your stock’s, you know, near it’s all-time low.

And, you know, it makes you — it makes me wonder, I’m sure it makes you wonder, you know, if, you know, how you get sort of paid for your progress here. And, you know, it makes me wonder if, you know, being this small single product company is — well I think we recognize it’s harder now than

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probably it’s ever been because of the costs of being, you know, a small public company.

Paul McCormick:	Sure.

Bob Pool:	What will you have to see or believe Paul to make you sort of take a concerted effort to sell the company to a larger company makes sense, you know, and a larger company presumably would either see you, you know, offering, you know, $30 million of gross margin this year and may see that in combination with their existing sales force making you an attractive acquisition. Or they may see your $30 million be in great but also looking at an opportunity to leverage your sales force.

You know, how, you know, what, I mean, it seems like companies like yours are built to be sold and what, you know, how do you sort of look at, you know, when you sort of make that kind of, you know, I think you’ve always had a position of saying, you know, we’re here and, you know, we will if somebody wants to offer us fair value we’ll do it. But at what point do you actually become more proactive in the process?

Paul McCormick:	Well I think there are a couple of things. And if you take a look at our stock you always have to wonder — well first of all it’s a tough market period. But putting that aside, do people really believe we’ll get to be cash flow positive? Are people still hanging out there thinking we’re going to have to raise money again? I think as you can see on a normalized burn rate of $300,000, less than $300,000 a month, with increasing domestic sales with 75 cents dropping down to, you know, from 75 cent cash on each dollar of sale.

I mean, I think — well this is our plans have run, this is how we’ve looked at it. We’re already ahead of our cash plan internally. We know we’ll get — well -

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we’ve given guidance that we’ll become cash flow positive. And I think that’s got to be one step for certain investors as they look at this company.

As we look towards being a one product company, we do have some projects inside that we’re incubating that would provide application of new technology to other anatomies or disease states but which could be sold by our own sales force. And this is IP that we have back through CVD Radiance which was the organization we merged into.

We are also growing an incredibly strong sales and marketing group here as you rightly pointed out. It could be a lever but not only for large companies that may have products but, you know, there could be some very significant high tech vascular products that are in private companies perhaps that, you know, can’t finance a sales force and that becomes an interesting strategy as well.

So although I may be the largest single shareholder in the company, management as a group only has about 5% of the stock and so as a result, you know, it’s — if there were a reasonable offer that came in we’d have to — we have a fiduciary responsibility to share that with our shareholders.

But again, we managed this to be stand alone. By getting to be cash flow positive, by generating cash, by building this out, we have — we’re at a point where we have tremendous leverage going forward as our sales force becomes more productive and as these new products kick in towards the end of the year and into 2009. So we’re in very good shape in a tough market. And I guess that’s how we see it.

Bob Pool:	Okay so no part of the answer really talked about what you would — what would make you think that you ought to be, you know, proactive about trying

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to sell the company. I guess you’re saying you should not be proactive about trying to sell the company?

Paul McCormick:	I think we’re — look, we are — our products are out there, key physicians are starting to use this. Physicians are, you know, communicate throughout industry. I think those are the things that — yeah we would go to a, you know, if something came in we would have to go to a shareholder and say okay what would be your public company. I mean, there would be a premium on it. Would that make people happy?

So the focus really has to be on building out the sales force, making them more productive, bringing on these new products, getting leverage, being cash flow positive because in any set of circumstances that is how you’re going to get the best value irrespective either in the marketplace or by somebody expressing interest.

I think it’s right to think about in the AAA space there’s been so many failures with early generation devices that, you know, perhaps the large consolidators would be much more interested, you know, once we had $50 million or $100 million or something. Then it becomes, you know, it takes the — they would rather pay a lot more later. But, you know, I don’t have any great insights on how they’re thinking about their businesses.

Bob Pool:	Right, okay and then just finally, you know, so again to get into your guidance range you would have to average something like $10 million of sales per quarter for the remaining three quarters, actually a little more than that. Let’s call it an incremental $2 million of sales per quarter. Is — would I be — okay so you talked about dropping 75% down to pre-tax but it’s not quite that high. What percentage

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Paul McCormick:	Yes Bob, that’s 75 cents cash by a domestic sales dollar. We’re just talking about becoming cash flow positive.

Bob Pool:	Okay so — okay so it is 75 cents cash.

Paul McCormick:	Yes.

Bob Pool:	So in a $10 million quarter, you know, where you’re doing — or let’s make it easy and say a $10.3 million quarter because — so that we can do the math more easily, you know, an incremental $2 million of sales drops $1-1/2 million. So are you really saying that in a, you know, in the kind of quarter that you need to do on average going for the rest of the year, you know, you should be generating, you know, that $1-1/2 million less the 300,000 or so that was sort of your normalized burn rate in this last quarter?

Paul McCormick:	I think that’s a fair work of the numbers.

Bob Pool:	Right, okay. Okay well Paul, you know, keep up the good work and we’ll be talking to you. You too Bob, take care.

Paul McCormick:	Thanks, Bob.

Operator:	Our next question is from Bill Garrison with Ironworks Capital.

Paul McCormick:	Hey Bill.

Bill Garrison:	How are you?

Paul McCormick:	Good.

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Bill Garrison:	Paul I wanted to see if you could just expand at all on the legal situation with Dr. Lazarus, if there are any dates or timelines or if you could just describe the process from here.

Paul McCormick:	Sure. Yeah, at this point we’re going through discovery so there is — we’re providing them papers. They are providing our legal counsel papers and we move forward. You know, we believe that we don’t infringe. I’m not sure what else to say at this point with regard to that.

Bill Garrison:	Okay and then I guess just to clarify as well on the Cook injunctions. Could you just describe that in terms of how that works in terms of just reps being put into new territories or, you know, what the status is at this point in time?

Paul McCormick:	Yeah, we had four Cook reps that were covered by that injunction. We have hired other Cook reps that due to geography or what have you it was not an issue. One of those reps we’ve had an amicable separation. We may have an amicable separation with another one only because the geographies were just a little too challenging to make that work. But, you know, we will move forward and file a — we have filed an appeal in the federal court. We believe that their injunction is over broad, unfair, and we’ll move forward.

And then we have two other reps that from a geography standpoint they’re in such an area that moving them around is not problematic. But again, these people were all hired to come into new territories, you know, and new geographies so it wasn’t as if, you know, there’s an opportunity cost but it’s not made us rethink anything as it comes to guidance.

Bill Garrison:	Okay, all right. Very good, thank you.

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Operator:	Our next question is a follow-up from John Putnam with Dawson James Securities.

John Putnam:	At the end of the year you said that you had sold into 380 accounts in the U.S. of which 150 accounted for about 80% of revenues. Any changes in those numbers?

Paul McCormick:	You know, up a little bit so as over the last 12 months, you know, ending March, we sold in 408 accounts with 80% of the revenue coming from about 40% of those accounts. And again we see that we get 80% of our revenue, you know, or a good part of our revenue coming from, you know, the 15 — 80% of our revenue from about 15% of the available accounts nationwide.

So it’s fairly, you know, we’re clearly developing users. A good part of that revenue is coming from tenured territories. So when you look at it, you know, half of our business probably comes from 15 territories that, you know, some of them are newer people that may have replaced a promotion, that type of thing, so the tenure gets thrown off a little bit. But if we look at, you know, sales by territories, you know, it’s — we’re getting half of our business from, you know, that 13 to 15 of our 49 territories.

So we have a tremendous upside as our reps get proficient with the technology, can make a clinical case for the device with the physicians, clinically support those physicians, and build out the usage from there.
John Putnam:	Thanks a lot.

Paul McCormick:	You bet.

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Operator:	There are no further questions at this time. Please proceed with your presentation or any closing remarks.

Paul McCormick:	Once again I would like to thank everyone for joining us today, for your questions, and for your support. We’re committed to expanding the market for the Powerlink System and are investigating innovative solutions for minimally invasive AAA treatment. If you have any additional questions please call Bob or me and we will look forward to keeping you apprised of our progress. And thanks again for your interest in Endologix.

Operator:	Ladies and gentlemen that concludes your conference call for today. We thank you for your participation and ask that you please disconnect your lines.
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